Exhibit 4(i)

SNAP-ON INCORPORATED
FRANCHISED DEALER STOCK OWNERSHIP PLAN

(as amended through April 26, 2007)

1.     PURPOSE OF THE PLAN

The purpose of the Plan is to provide the franchised Dealers of Snap-on Incorporated (the “Corporation”) an opportunity to purchase shares of the Corporation’s Common Stock (“Stock”).

2.               ELIGIBILITY TO PARTICIPATE

Any franchised Dealer of the Corporation or any of its subsidiaries at the offering date, which franchised Dealer is located in the United States or Canada, shall be eligible to participate in the Plan; provided, however, that the Corporation may require, as a condition to eligibility to participate in the Plan, that the Dealer be enrolled in the Corporation’s Dividend Reinvestment and Direct Stock Purchase Plan.  Notwithstanding the foregoing, no employee, director or other service provider shall participate in the Plan.

3.               NUMBER OF SHARES TO BE OFFERED

An aggregate of 272,972* {250,000 plus currently unissued shares} shares of Stock will be offered for purchase under this Plan.

* Reflects shares issued through April 26, 2007.

4.               OFFERING DATES

The date of the first offering under this Plan is May 15, 1991.  An additional and separate offering will be made on May 15 in each following year until the Plan is terminated by the Corporation, unless all of the shares reserved hereunder are previously purchased.  Each such year from an offering date to the succeeding offering date shall be hereinafter referred to as a “Plan Year.”

5.               PRICE

The price per share will be the lesser of the market value of the Stock on (i) the offering date of a Plan Year and (ii) the succeeding May 14 (or the next business day after any such date, if such date is not a business day).  Market value shall be the mean of the high and low prices for the Stock as reported on the New York Stock Exchange on such dates.

6.               METHOD OF PAYMENT

Payment is to be made by settlement of billings on each Dealer Invoice.

7.               HOW AND WHEN TO PARTICIPATE

A Franchised Dealer Stock Ownership Plan participation form must be signed and delivered to the Corporation during the month of May in the Plan Year.  On the participation form, a participating franchised Dealer must indicate the amount of cash that the franchised Dealer desires the Corporation to accumulate on behalf of the franchised Dealer for each billing period applicable to the franchised Dealer.  During the Plan Year, a participating franchised Dealer may increase or decrease the amount shown on the initial participation form by delivering a participation change form to the Corporation at least ten (10) days prior to the first day of the month in which the change is to be effective; any such changes submitted on a timely basis will be effective during the first business week of the following month.  To maintain participation, a franchised Dealer must continue to reflect some level of participation in an even dollar amount during each billing period.  A participation form or participation change form with respect to a Plan Year, shall remain in effect for such Plan Year and each subsequent Plan Year until modified by a subsequent participation change form.

A franchised Dealer who, immediately preceding becoming a franchised Dealer was participating in the Corporation’s Employee Stock Ownership Plan, may immediately begin participation in this Plan and transfer any account balances under the Employee Stock Ownership Plan to this Plan.

8.               USE OF FUNDS

All monthly payments or other funds received or held by the Corporation under this Plan may be used for any corporate purpose and need not be segregated in any way.  No interest will be paid or credited on any money paid by the participating franchised Dealer.

9.               PURCHASE OF STOCK

Unless a franchised Dealer gives written notice to the Corporation as provided in paragraph 12, the franchised Dealer will purchase at the end of the Plan Year the number of whole shares of Stock which the accumulated monthly payments in the franchised Dealer’s account at that time will purchase at the applicable price; provided, however, that, in any Plan Year, a franchised Dealer may not purchase more than three thousand (3,000) shares of Stock or more than $25,000 of market value of Stock (valued on May 15 of the Plan Year).  Any cash balance remaining in the franchised Dealer’s account after the end of the Plan Year will be carried forward in the account for the purchase of Stock in the next Plan Year unless the franchised Dealer terminates participation in the Plan.

10.         DELIVERY OF STOCK

Certificates for Stock purchases in each Plan Year will be, at the Corporation’s discretion, either issued to the franchised Dealer or credited to the Dealer’s Dividend Reinvestment and Direct Stock Purchase Plan account (or other book entry account), in the ordinary course of business after the end of the Plan Year.  However, the franchised Dealer will have no rights or privileges as a stockholder with respect to such Stock until the certificates are issued or the Dealer’s account is credited.

11.         REGISTRATION AND QUALIFICATION OF SHARES

The Corporation may postpone the issuance of Stock under the Plan until the registration requirements of the SEC and the securities laws of all states applicable to such Stock have been satisfied.

12.         VOLUNTARY TERMINATION OF PARTICIPATION IN THE PLAN

A franchised Dealer may terminate participation in the Plan and receive, as soon as practicable, a refund of the monthly payments credited to the franchised Dealer’s account by giving written notice thereof to the Corporation; provided, however, that any such notice must be received by the Corporation prior to the end of the Plan Year.  Any franchised Dealer who terminates will not be eligible to participate in the Plan until the beginning of the next Plan Year.

13.         INVOLUNTARY TERMINATION OF PARTICIPATION IN THE PLAN

In the event of any termination of the franchised Dealer’s relationship with the Corporation or subsidiary, including death, before the end of the Plan Year, the amount credited to the franchised Dealer’s account will be refunded to the franchised Dealer or his or her estate.

14.         RIGHTS NOT TRANSFERABLE

A franchised Dealer’s rights under the Plan may not be sold, assigned, pledged or otherwise transferred in any manner.

15.               CHANGE IN CAPITALIZATION; CHANGE OF CONTROL

A.      In the event of any Change in Capitalization, a proportionate substitution or adjustment may be made in (i) the aggregate number and/or kind of shares or other property reserved for issuance under the Plan and (ii) the number, kind and exercise price of shares or other property to be delivered under the Plan, in each case as may be determined by the Board of Directors in its sole discretion.  Such other proportionate substitutions or adjustments may be made as shall be determined by the Board of Directors in its sole discretion.  “Change in Capitalization” means any increase, reduction, change or exchange of shares of Common Stock for a different number or kind of shares or other securities or property by reason of a reclassification, recapitalization, merger, consolidation, reorganization, issuance of warrants or rights, stock dividend, stock split or reverse stock split, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise; or any other corporate action, such as declaration of a special dividend, that affects the capitalization of the Company.

B.    Notwithstanding the provisions of paragraph 15(A) hereof, effective as of the occurrence of a Change of Control, the right to purchase shares of Common Stock under this Plan shall be cancelled in exchange for a payment to each participant of an amount equal to the excess, if any, of the market value of a share of Common Stock on the date of said cancellation (as determined by the Board of Directors) over the price per share at the beginning of the Plan Year, times the number of shares that could be purchased by such participant with amounts allocated by such participant on the date of cancellation, which amount shall be denominated in (i) such form of consideration as the participant would have received had the participant been the owner of record of such shares of Common Stock at the time of such Change of Control, in the case of a “Change of Control With Consideration” or (ii) cash, in the case of a “Change of Control Without Consideration,” and return all amounts on deposit to the participant.

C.    For purposes of this paragraph 15, a “Change of Control” shall be deemed to have occurred on the first to occur of any one of the events set forth in the following paragraphs:

(1)           any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 25% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding voting securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (3) below; or

(2)           the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on January 25, 2002, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on January 25, 2002 or whose appointment, election or nomination for election was previously so approved or recommended; or

(3)           there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 25% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding voting securities; or

(4)           the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, no “Change of Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

D.    For purposes of paragraph (C) above, “Affiliate”  shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act; “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act; “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended; and “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company or (v) any individual, entity or group which is permitted to, and actually does, report its Beneficial Ownership on Schedule 13G (or any successor schedule); provided that if any such individual, entity or group subsequently becomes required to or does report its Beneficial Ownership on Schedule 13D (or any successor schedule), such individual, entity or group shall be deemed to be a Person for purposes hereof on the first date on which such individual, entity or group becomes required to or does so report Beneficial Ownership of all of the voting securities of the Company Beneficially Owned by it on such date.

E.     For purposes of paragraph (B) above, (i) “Change of Control With Consideration” shall mean a Change of Control in which Shares are exchanged or surrendered for shares, cash or other property and (ii)  “Change of Control Without Consideration” shall mean a Change of Control pursuant to which shares of Common Stock are not exchanged or surrendered for shares, cash or other property.

16.         COSTS OF THE PLAN

The Corporation will assume all fees and expenses incurred in connection with the Plan.

17.         ADMINISTRATION OF THE PLAN

Subject to direction of the Board of Directors, the President of the Corporation shall oversee the administration of the Plan and make such interpretations and regulations as he deems desirable or necessary in connection with its operation.

The President of the Corporation may amend the Plan at any time if such amendment is necessary to cure any ambiguity, defect or omission in the Plan or if such amendment would not, in his judgment, have a material adverse effect on the financial interests of Plan participants.  The Board of Directors of the Corporation may amend, suspend or terminate the Plan for any reason at the end of any Plan Year.

18.         CORPORATE APPROVAL

This Plan was restated and adopted by the Board of Directors on March 27, 1991, amended on April 28, 1995, January 23, 1998, January 25, 2002, and subsequently amended by the Board of Directors on April 26, 2007 and restated as so amended.